Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-1/A for Arch Therapeutics, Inc. and Subsidiary (collectively, the “Company”) of our report dated December 28, 2022 (except for the effects of the reverse stock split described in Note 2 as to which the date is January 23, 2023), relating to the consolidated financial statements of the Company as of and for the years ended September 30, 2022 and 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

January 30, 2023